Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

C. Allan Ducker, III

Chief Executive Officer

CommunitySouth Bank & Trust

864-306-2540

aducker@csbat.com

COMMUNITYSOUTH FINANCIAL CORPORATION REPORTS

SECOND QUARTER 2008 RESULTS

Easley, SC — August 12, 2008 — CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, today reported that total assets ended the quarter at $383.1 million, an increase of 19.77% over the second quarter of 2007 and 0.19% for the quarter. Year-to-date assets grew 1.37%. The Company reported a net loss for the quarter ended June 30, 2008 of $1,390,426, or $0.30 per diluted share, compared to net income of $462,129, or $0.09 per diluted share, for the same period in 2007. Net loss for the first six months of 2008 totaled $1,048,935, or $0.22 per diluted share, compared with a net income of $670,501, or $0.13 per diluted share, for the same period in 2007.

“Needless to say, we are extremely disappointed with these results,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “However, this loss is a direct result of an additional $2.5 million increase to the allowance for loan losses for potential loan losses in a residential development on Lake Keowee in Seneca, South Carolina.  We have a total of $4.9 million in secured loans to borrowers in this development.  We have classified this entire $4.9 million as non-accrual and reversed the accrued interest, and we have reserved a total of $3.0 million for possible losses related to these loans.  We are investigating whether fraud was involved in these loans and have filed a notice of loss under our Financial Institution Bond, though we can give no assurances that we will obtain any recovery on this claim.  We are also continuing to investigate other potential recovery alternatives.”

Mr. Ducker continued, “We believe this matter to be an isolated event. While these non-performing loans and the potential losses related thereto are real and affect our bottom line, we do not believe this to be a typical occurrence for our Company. We continue to operate proactive and aggressive risk management systems, emphasize credit quality, and proactively address credit risks in our portfolio. Given current industry and market conditions, asset growth is not a primary strategy of our Company. Our current strategic objectives are to increase capital, manage loan growth, reduce portfolio concentration of construction and land development loans, manage portfolio risk, enhance credit management practices, improve margins, and lower our overall funding costs, primarily through the growth of core deposits.”

“While no company is immune to the effects of a downward economic cycle, our management team is keenly focused on ensuring that we remain well capitalized,” said Ducker. “As of June 30, 2008, the Bank’s total risk-based capital, Tier 1 risk-based capital, and leverage ratios of 10.26%, 9.01%, and 8.16%, respectively, all exceed the well capitalized regulatory standards. Additionally, CommunitySouth does not make or invest in sub-prime mortgage loans and has no exposure in this area.”

- more -

Other key operating highlights include:

•                  Total loans grew to $315.8 million, an increase of 19.66% over the same quarter as the previous year and 1.97% for the quarter. Total loans have grown 4.26% for the first six months of 2008. This slower loan growth is reflective of our tightened underwriting standards and our strategy to carefully manage our level of loan growth to ensure we remain well capitalized.

•                  Total deposits increased 7.03% as compared to the same quarter in 2007 to $307.8 million. Total deposits decreased by 0.83% for the quarter and 6.06% year-to-date. The decrease is centered mainly in brokered deposits and non-core retail certificates of deposit, both of which decreased as a percentage of total deposits. This is consistent with our strategy of lessening our reliance on brokered deposits and other non-core funding.

•                  Net interest income decreased approximately $137,000, or 5.53%, over the same period the prior year. This decrease in net interest income is reflected in the Bank’s net interest margin, which for the quarter-ended June 30, 2008 was 2.54% compared to 3.49% for the same period in 2007. Recent actions by the Federal Reserve Board of Governors to reduce the Federal Funds Rate from 5.25% a year ago to its current 2.00% have resulted in a significant deterioration of margins in the financial services industry. While these actions have negatively impacted CommunitySouth, we are beginning to see improvement in our net interest margin as time deposits are maturing and repricing at lower market rates. Additionally, we have put in place a strategic funding plan that emphasizes increasing core funding, more disciplined pricing on certificates of deposit, and more effective utilization of wholesale funding without taking on undue interest rate risk.

•                  Non-interest income decreased approximately $22,000, or 5.47%, for the quarter as compared to the same quarter in 2007. This decrease in non-interest income was the result of a decrease in mortgage loan fees, which is reflective of the tightened mortgage market.

•                  Non-interest expenses totaled approximately $2.2 million for the second quarter, an 18.84% increase when compared to the second quarter of the previous year. This increase in non-interest expense is also reflected in the Company’s efficiency ratio, which for the quarter ended June 30, 2008 was 82.25%, compared to 65.37% for the same quarter in 2007. The majority of the increase in non-interest expense is a result of the opening of our Laurens Road branch, the establishment of our Investment Services division, and investment in additional infrastructure, especially in the loan operations area. Further impacting the Company’s efficiency ratio was the significant erosion of our net interest margin. We believe that an increasing net interest margin and management’s focus on non-interest expense control should lower the efficiency ratio to more typical levels in future periods.

“Despite the challenges present in the financial services industry and within our Company, we believe our strategic focus on capital, asset quality, and an enhanced funding structure will position CommunitySouth to meet the challenges ahead and emerge a stronger company,” said Ducker.

About CommunitySouth Bank & Trust:

CommunitySouth Bank & Trust (OTCBB: CBSO) was founded in 2004 by two local bankers, Allan Ducker and David Miller. After completing the largest initial public offering ever for a South Carolina-based bank at the time, the Company capitalized with $30 million and has since grown assets to over $383 million.

CommunitySouth serves the Upstate region of South Carolina and currently operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin and Easley. The Company also operates investment, insurance and mortgage divisions.

The Bank was named the fastest growing bank and the 11th fastest growing company in South Carolina, according to South Carolina’s Fastest-Growing Companies 2007 competition and was recently voted Best Bank in Pickens County by the readers of the Easley Progress and Pickens Sentinel.

CommunitySouth offers a complete line of financial products and services, including Free Checking, Free Business Checking, Nationwide Free ATMs, Free Refreshment Centers with freshly baked cookies, Free Online Banking & Bill Pay, free business courier service, remote deposit service, commercial, consumer and mortgage loans, and more.

For additional information, call 864-306-2540, toll-free at 866-421-CSBT, or visit www.communitysouthbankandtrust.com.

# # #

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a continued downturn in the economy or greater than expected non-interest expenses or excessive loan losses, including expenses or losses related to or stemming from the Lake Keowee matter, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended June 30, 2008 and 2007 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended June 30,
(In thousands, except per share dollar amounts)	2008	2007
Summary Results of Operations Data:
Interest income and fees – loans	$5,004	$5,193
Interest and dividend income – investments	672	399
Total interest income	5,676	5,592
Interest expense – deposits & other borrowings	3,337	3,116
Net interest income	2,339	2,476
Provision for loan losses	2,579	270
Net interest income after provision for loan losses	(240)	2,206
Non-interest income	376	398
Non-interest expense	2,233	1,879
Income (loss) before taxes	(2,097)	725
Income tax expense (benefit)	(707)	263
Net income (loss)	$(1,390)	$462

Weighted Average Number of Shares Outstanding:
Basic	4,699	4,699
Diluted	4,699	5,159

Per Share Data:
Net income (loss), basic	$(0.30)	$0.10
Net income (loss), diluted	$(0.30)	$0.09
Book value	$6.35	$6.47

Summary Balance Sheet Data:
Total assets	$383,055	$319,824
Average earning assets	370,996	284,904
Investment securities (1)	48,027	100
Other investments (1)	1,130	447
Total loans (2)	315,768	263,888
Allowance for loan losses	6,745	3,712
Total deposits	307,802	287,596
Shareholders’ equity	29,831	30,390

Performance Ratios:
Return (loss) on average assets (3)	(1.45)%	0.62%
Return (loss) on average equity (3)	(17.83)%	6.13%
Net interest margin (4)	2.54%	3.49%
Efficiency ratio (5)	82.25%	65.37%

Bank Capital Ratios:
Total risk-based capital ratio	10.26%	11.04%
Tier 1 risk-based capital ratio	9.01%	9.79%
Leverage ratio	8.16%	9.63%

Growth Ratios since June 30, 2007:
Percentage change in total assets	19.77%
Percentage change in loans, gross	19.66%
Percentage change in total deposits	7.03%
Percentage change in shareholders’ equity	(1.84)%

Other Data as of June 30, 2008:
Allowance for loan losses to total loans	2.14%
Total loans to total deposits ratio	102.59%

(1)          Marketable securities are stated at fair value. Non-marketable securities are stated at cost.

(2)          Loans are stated at gross amounts before allowance for loan losses.

(3)          The three month period return is annualized and then divided by the average total assets or equity for the three month period.

(4)          The net interest margin is annualized for the three month period.

(5)          Computed by dividing non-interest expense by the sum of net interest income and non-interest income.